CERTAIN CONFIDENTIAL INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONFIDENTIAL SETTLEMENT AND MODIFICATION AGREEMENT
This Confidential Settlement and Modification Agreement (the “Agreement”) is made and entered into on the date that it is signed by the last of the signatories identified below (the “Effective Date”), by and between (i) AnaptysBio, Inc., a Delaware corporation having its principal place of business at 10421 Pacific Center Court, Suite 200, San Diego, CA 92121 (“AnaptysBio”), (ii) Tesaro, Inc., a Delaware corporation having its principal place of business in 1000 Winter Street, Waltham, Massachusetts 02451, (iii) Tesaro Development, Ltd., a Bermuda corporation having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (together with Tesaro, Inc., “Tesaro”), and (iv) GlaxoSmithKline LLC, a Delaware limited liability corporation having its principal place of business at 5 Crescent Drive, Philadelphia, PA 19112 (“GSK”) (Tesaro and GSK, collectively, “Defendants”) (each individually the “Party” or collectively the “Parties”).
RECITALS
WHEREAS, AnaptysBio and Tesaro are parties to a Collaboration and Exclusive License Agreement entered into in March 2014 as amended (the “Collaboration Agreement”);
WHEREAS, Sections 14.2 and 14.4(e) of the Collaboration Agreement provide that upon material breach by Tesaro, AnaptysBio may terminate a specific Development Program (as defined in the Collaboration Agreement);
WHEREAS, AnaptysBio contends that Tesaro has materially breached the Collaboration Agreement, and AnaptysBio provided Tesaro with notice of material breach on August 20, 2020;
WHEREAS, AnaptysBio filed suit against Tesaro, Inc. and GSK in Delaware Chancery Court in a case captioned, AnaptysBio, Inc. v. Tesaro, Inc. and GlaxoSmithKline LLC, C.A. No. 2020-0690-KSJM (the “Action”), and Tesaro and GSK deny the allegations and claims in the Action and have asserted a number of defenses thereto;
WHEREAS, the Parties, without any admission of wrongdoing or culpability as to the Action or any of the facts relating to any claim asserted in connection with the Action, desire to avoid further disputes or litigation and fully settle their differences relating to the Action and the Collaboration Agreement;
WHEREAS, the Parties, in addition to fully settling their differences relating to the Action, and in consideration of financial payments to be made by Defendants under this Agreement and Exhibit A hereto, wish to modify the exclusivity arrangements set forth in Paragraph 5.3 of the Collaboration Agreement.
NOW, THEREFORE, in consideration of the mutual terms, obligations, covenants, and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
    1

1.Amendment of the Collaboration Agreement. As reflected in Amendment No. 3 to the Collaboration Agreement (the “Third Amendment”), a true and correct copy of the fully executed version of which is attached hereto as Exhibit A, the Parties have amended the Collaboration Agreement to revise the exclusivity provision of Section 5.3, the royalty table in Section 6.4(a), the payment and reporting of royalties in Section 7.3, and management of the Parties’ relationship in Section 4. With respect to the interpretation of the Collaboration Agreement to the extent there is any conflict between this Agreement and the Third Amendment, the Third Amendment shall control. With respect to the interpretation of this Agreement, this Agreement will control.
2.ZejulaTM Royalties.

2.1    Defendants hereby agree to pay AnaptysBio a royalty at a rate of 1% on (a) aggregate annual global Net Sales (as defined below) of the product known as of the Effective Date as ZejulaTM, and (b) [*]. For the avoidance of doubt, amounts received under (b) above shall not include [*].
2.2     “Affiliate(s)” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For the purposes of this definition of Affiliate(s), “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists, or the power to otherwise direct the affairs of the entity.

2.3    “Net Sales” means gross invoiced sales price of ZejulaTM sold by Defendants or their Affiliates (or (sub)licensees (other than the Existing Sublicensees), successors, or assigns) (The “Selling Party”) in arm’s length transactions to third parties, less deductions allowed to the third party customer by the Selling Party, to the extent actually taken by the third party customer, on such sales for the following [*]:

[*].
2.4    [*].

2.5    [*].

2.6    If Defendants pay royalties to any third party in a country in order to make, use, sell, offer for sale or import ZejulaTM in such country, then Defendants shall have the right to credit [*] percent ([*]%) of such third
CONFIDENTIAL SETTLEMENT AGREEMENT 2

party royalty payments against the royalties owing to AnaptysBio under this Agreement with respect to sales of ZejulaTM in such country; provided, however, that Defendants shall not reduce the amount of royalties owing to AnaptysBio under this Agreement to less than [*] percent ([*]%) of the royalties that would otherwise be due under this Agreement with respect to ZejulaTM in such country.

2.7    All royalty payments due under this Agreement shall be made from a bank located in the United States or United Kingdom by bank wire transfer in immediately available funds to a bank account designated by AnaptysBio. All payments hereunder shall be made in U.S. dollars. [*]. In the event that any payment under this Agreement is due on a Saturday, Sunday, or national holiday, such payment may be made on the following business day.

2.8    Taxes.

Defendants will make all payments to AnaptysBio under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable law in effect at the time of payment. The Parties shall reasonably cooperate with one another to reduce or minimize any such deduction or withholding required by applicable law, including by providing any forms or other certifications necessary to reduce the amount of such withholding. If AnaptysBio, on or prior to the Effective Date, provides Defendants with an applicable, duly completed, IRS Form W-9 or applicable IRS Form W-8 (and in the case of each IRS Form W-8 certifying qualification for any applicable tax treaty of the United States), Defendants shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Defendants are in receipt of evidence, in a form reasonably satisfactory to Defendants. If, in accordance with the foregoing, Defendants withhold any amount, then they will pay to AnaptysBio the balance when due, timely remit to the proper taxing authority of the withheld amount, and send AnaptysBio proof of such remittance within [*] days following AnaptysBio’s request for such proof of remittance.

2.9    Royalty Payments and Reports. Defendants shall make written reports and quarterly payments to AnaptysBio within [*] ([*]) days after the end of each calendar quarter covering Net Sales of ZejulaTM by Defendants or their Affiliates during such calendar quarter, each such written report in reasonable detail [*]. Concurrent with the delivery of each such report, Defendants shall make the royalty payment due to AnaptysBio for the calendar quarter covered by such report.

CONFIDENTIAL SETTLEMENT AGREEMENT 3

Amounts due to AnaptysBio under Section 2.1(b) shall be reported and paid to AnaptysBio within [*] ([*]) days after the end of the calendar quarter in which the royalties or milestone payments are received from the Existing Sublicensees.

2.10    Any undisputed payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law [*].

2.11    Defendants shall maintain complete and accurate books and records, in accordance with their then-current accounting standards (which as of the Effective Date is GSK Accounting Standards), which are relevant to royalty payments to be made to AnaptysBio under this Agreement, which books and records shall be sufficient in detail to verify all payment amounts due to AnaptysBio hereunder. AnaptysBio shall have the right, at its own expense and not more than once in any calendar year during the term of this Agreement, to have an independent, certified public accountant selected by AnaptysBio, and under an obligation of confidence, audit the books and records of Defendants in the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than sixty (60) days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement. The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any royalty report or payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature of any discrepancy, and the correct information with respect to the applicable period. Such accountant shall provide the Parties with a copy of each such report simultaneously. If the audit leads to the discovery of a discrepancy: (i) to AnaptysBio’s detriment, then Defendants shall pay to AnaptysBio the amount of the discrepancy within thirty (30) days of Defendants’ receipt of the report and an invoice for such amount, if requested; or (ii) to Defendants’ detriment, Defendants may, as applicable, credit the amount of the discrepancy against future payments payable to AnaptysBio under this Agreement, and if there are no such payments payable, then AnaptysBio shall pay to Defendants the amount of the discrepancy within thirty (30) days of AnaptysBio’s receipt of the report and an invoice for such amount, if requested. Additionally, if the discrepancy is to AnaptysBio’s detriment and is greater than five percent (5%) of the amount due for such audited period, then Defendants shall pay or reimburse the reasonable cost charged by such accountant for such audit. Once AnaptysBio has conducted an audit permitted by this Section 2.11 in respect of any period, it may not re-inspect Defendants’ books and records in respect of such period, unless a
CONFIDENTIAL SETTLEMENT AGREEMENT 4

subsequent audit of a separate reporting period uncovers fraud on the part of Defendants that is reasonably expected to have been occurring during the prior audited period. For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then AnaptysBio’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy. Notwithstanding anything herein to the contrary, upon the expiration of three (3) years following the end of any calendar year, the right to audit the books and records for such calendar year shall expire and such Party shall be released from any liability or accountability with respect to the calculation of royalties payable with respect to each such calendar year. The Parties shall no longer be required to retain such books and records for any calendar year after the expiration of the third (3rd) calendar year following such calendar year.

2.12    The Parties agree that it is a condition precedent to the payment obligation of this Paragraph 2 and its subparts the Parties shall have first (i) executed the Third Amendment attached as Exhibit A and (ii) dismissed this lawsuit with prejudice as set forth in Paragraph 3.
3.Dismissal of the Action. Within three (3) business days of the Effective Date, and after execution of the Third Amendment, AnaptysBio shall file a stipulated notice of dismissal with prejudice of the Action pursuant to Delaware Chancery Court Rule 41(a)(1)(ii), with each Party to bear its own fees and costs.
4.Release
4.1    Release by AnaptysBio. Except for any claims arising from a breach of this Agreement or the Third Amendment, AnaptysBio on behalf of itself, its past, present, and/or future parents, subsidiaries, divisions, brother and sister corporations, affiliates, general and limited partners, shareholders, members, and other direct or indirect beneficial and legal owners, and each of its or their predecessors, successors, licensees, sub-licensees, and assigns (except for the Defendants); and each of all of the foregoing’s past, present, or future heirs, executors, administrators, and/or purchasers; and each of all the foregoing’s past, present, or future representatives, attorneys, agents, officers, directors, employees, contractors, and/or trustees, all acting in their capacity as such (collectively, the “AnaptysBio Release Parties”); hereby forever release and discharge the Tesaro/GSK Release Parties (defined below) of and from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, known or unknown, which exist at the time of the Effective Date of this Agreement, and which arise out of or relate (directly or
CONFIDENTIAL SETTLEMENT AGREEMENT 5

indirectly) to the claims asserted in the Action, including but not limited to (i) claims that were alleged or could have been alleged in the Action, (ii) claims related in any way to alleged violations of Tesaro’s obligations under the Collaboration Agreement; and (iii) claims related in any way to liability by GSK or any other released party (e.g. affiliates) relating to Tesaro’s obligations under the Collaboration Agreement or any obligations by GSK or any other released party ostensibly due AnaptysBio.
4.2    Release by Defendants. Except for any claims arising from a breach of this Agreement or the Third Amendment, Defendants on behalf of themselves, their past, present, and/or future parents, subsidiaries, divisions, brother and sister corporations, affiliates, general and limited partners, shareholders, members, and other direct or indirect beneficial and legal owners, and each of its or their predecessors, successors, licensees, sub-licensees, and assigns; and each of all of the foregoing’s past, present, or future heirs, executors, administrators, and/or purchasers; and each of all the foregoing’s past, present, or future representatives, attorneys, agents, officers, directors, employees, contractors, and/or trustees, all acting in their capacity as such (collectively, the “Tesaro/GSK Release Parties”); hereby forever release and discharge the AnaptysBio Release Parties of and from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, known or unknown, which exist at the time of the Effective Date of this Agreement, and which arise out of or relate (directly or indirectly) to the claims asserted in the Action, including but not limited to (i) claims that were alleged or could have been alleged in the Action, and (ii) claims related in any way to alleged violations of AnaptysBio’s obligations under the Collaboration Agreement; and (iii) claims related in any way to liability by AnaptysBio or any other released party (e.g. affiliates) relating to AnaptysBio’s obligations under the Collaboration Agreement or any obligations by any other released party ostensibly due Defendants.

4.3    “Released Claims” refers to any and all claims released pursuant to Paragraphs 4.1 and/or 4.2 of this Agreement.

4.4    To the extent necessary to fully release the Released Claims, the AnaptysBio Release Parties and Tesaro/GSK Release Parties hereby expressly waive and release any and all provisions, rights and benefits conferred by § 1542 of the California Civil Code, which reads:
Section 1542. Certain Claims Not Affected By General Release. A general release does not extend to claims that the creditor or releasing party does
CONFIDENTIAL SETTLEMENT AGREEMENT 6

not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her must have materially affected his or her settlement with the debtor or released party;
or rights and benefits conferred by any law of any state or territory of the United States or any other jurisdiction or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code. AnaptysBio Release Parties and Tesaro/GSK Release Parties may hereafter discover facts other than or different from those which they know or believe to be true with respect to the claims that are the subject matter of Paragraphs 4.1 and 4.2, but the AnaptysBio Release Parties and Tesaro/GSK Release Parties hereby expressly waive and fully, finally and forever settle and release any known or unknown, suspected or unsuspected, contingent or non-contingent claim that would otherwise fall within the definition of Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. The AnaptysBio Release Parties and Tesaro/GSK Release Parties also hereby expressly waive and fully, finally and forever settle and release any claim under federal or state law relating to the Released Claims or other proceedings of findings related thereto that they may have against the other Release Parties under §17200, et seq., of the California Business and Professions Code, or any similar, comparable or equivalent provision of the law of any other state or territory of the United States or other jurisdiction or principle of common law, which claims are hereby expressly incorporated into the definition of Released Claims. For the sake of clarity, inclusion of this subparagraph 4.4 is not intended to release known or unknown claims on any subject matter except those relating to the Released Claims.

4.5     For the avoidance of doubt, the releases provided in Paragraphs 4.1 and 4.2 above are intended to provide the broadest release permitted as a matter of law relating to the Released Claims.

4.6     Except for enforcing this Agreement or the Third Amendment, the AnaptysBio Release Parties and Tesaro/GSK Release Parties hereby mutually covenant and agree that neither shall, hereafter, seek to establish liability against the other Release Parties based, in whole or in part, on any of the Released Claims.
5.Costs and Fees. Each Party agrees that it shall bear its own costs and attorneys’ fees associated with the Action, and its resolution through this Agreement.
6.Authority. Each Party represents and warrants that it has the sole right and exclusive authority to execute and perform this Agreement and that it has not
CONFIDENTIAL SETTLEMENT AGREEMENT 7

sold, assigned, transferred, conveyed, or otherwise disposed of any of the Released Claims, or any portion of or interest in any Released Claims or demand, relating to any matter covered by this Agreement.
7.Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective owners, shareholders, affiliates, partners and subsidiaries, and successors in interest and title.
8.No Waiver. The failure of either Party at any time to demand strict performance by the other Party of any of the terms or conditions of this Agreement shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms and conditions. To be enforceable, a waiver must be in writing and signed by an authorized representative of the waiving Party.
9.No Third-Party Beneficiaries. This Agreement shall not expand the rights of any persons who are not members of AnaptysBio, the Defendants, the AnaptysBio Release Parties, or the Tesaro/GSK Release Parties, and any such person shall not acquire any rights hereunder, whether as a purported third-party beneficiary or otherwise, except that each of the AnaptysBio Release Parties, or the Tesaro/GSK Release Parties shall be entitled to assert the release as to it.
10.Entire Agreement. This Agreement, together with all exhibits hereto, contains the entire, complete, and integrated statement of each and every term and provision of the settlement, and supersedes any prior negotiations, representations, promises, or warranties (oral or otherwise) made by any Party or its agents, attorneys, employees, or representatives concerning the subject of this Agreement. All understandings and agreements, if any, previously reached between the Parties are merged into this Agreement. No Party shall be liable or bound to any other Party for any prior negotiation, representation, promise, or warranty (oral or otherwise) except for those expressly set forth in this Agreement, nor has any Party relied on any such prior negotiation, representation, promise, or warranty (oral or otherwise) except for those expressly set forth in this Agreement, in entering this Agreement. For the sake of clarity, other than as set forth in Exhibit A (Third Amendment), this Agreement does not modify the Collaboration Agreement, and is a stand-alone agreement, the breach of which does not constitute a breach of the Collaboration Agreement.
11.No Oral Modification. No amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and executed by authorized representatives of both Parties.
12.No Reliance on Representations. Each Party represents and acknowledges that in executing this Agreement, it does not rely and has not relied on any representation or statement made by the other Party or by the other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of
CONFIDENTIAL SETTLEMENT AGREEMENT 8

this Agreement, except for representations set forth in this Agreement. This Agreement is intended to be and is final and binding between the Parties regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.
13.Public Disclosure. GSK and Tesaro agree to permit AnaptysBio to publicly disclose, together or individually, the items included in Exhibit B hereto.
14.Confidentiality. [*].
15.No Admissions. Nothing in this Agreement shall constitute an admission of liability, wrongdoing, or culpability by any Party.
16.No Construction Against Drafter. Each Party has had an opportunity to participate in the negotiation of this Agreement. If any ambiguity or question of intent arises, this Agreement shall be construed as if the Parties drafted it jointly, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.
17.Disputes. Any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provisions:

17.1     [*].
18.Territory. The territorial scope of terms of this Agreement shall be worldwide. In any proceeding to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees and costs.
19.Governing Law. This Agreement and any dispute arising from the construction, performance, or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles thereof that would remain in the application of any other law.
20.Severability. In the event that any provision of this Agreement or the application of any provision of this Agreement is held invalid by any competent authority, such invalidity will not affect the enforceability of other provisions, and in such event, the parties agree that such provision will be replaced with a new provision that accomplishes the original business purpose.
21.Headings/Recitals. The headings contained in this Agreement are for reference only. The Parties incorporate the above Recitals into this Agreement.
CONFIDENTIAL SETTLEMENT AGREEMENT 9

22.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and both of which together constitute one and the same instrument. Signature may be by DocuSign, PDF copy, or facsimile.

[signature page follows]

CONFIDENTIAL SETTLEMENT AGREEMENT 10

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto duly execute this Agreement.

ANAPTYSBIO, INC. By: /s/ Hamza Suria Title: President & CEO	Dated: October 22, 2020
TESARO, INC. By: /s/ Justin T. Huang Title: Vice President & Secretary	Dated: October 23, 2020
TESARO DEVELOPMENT, LTD. By: /s/ Justin T. Huang Title: Director	Dated: October 23, 2020
GLAXOSMITHKLINE LLC By: /s/ Justin T. Huang Title: Secretary	Dated: October 23, 2020

CONFIDENTIAL SETTLEMENT AGREEMENT 11

Exhibit A
AMENDMENT NO. 3

TO COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT
[Insert]

CONFIDENTIAL SETTLEMENT AGREEMENT 12

Exhibit B
Permitted Disclosures

GSK and Tesaro agree to permit AnaptysBio to publicly disclose, together or individually, each of the following, solely to the extent such disclosures are determined by counsel for AnaptysBio to be necessary as a matter of law:

•Revised royalty rates on dostarlimab under the Collaboration Agreement as set forth below. Royalty rates on other products resulting from a Development Antibody (TIM-3 and LAG-3) are unchanged.
◦Previous royalty rate on dostarlimab of 4-8%, where annual net sales above $1B were subject to 8% while annual sales up to $1B were subject to 4-7% royalty;
◦Amended royalty rate on dostarlimab of 8-25%, as follows:

Worldwide Annual Net Sales of a Product (on a Product-by Product basis) during the applicable calendar year during the Royalty Term:	Royalty Rate Applicable to a Product:
Portion less than or equal to $1 billion;	8%
Portion greater than $1 billion, but less than or equal to $1.5 billion;	12%
Portion greater than $1.5 billion, but less than or equal to $2.5 billion;	20%
Portion greater than $2.5 billion;	25%

For the sake of clarity, any reference to the royalty rates to be paid on dostarlimab shall describe the Net Sales thresholds to be met before each royalty rate is triggered.
•Tesaro agrees to pay AnaptysBio a royalty at a rate of 1% on aggregate, annual global Net Sales of ZejulaTM by Tesaro or GSK and its Affiliates;
•No modification to previously disclosed milestone payments associated with dostarlimab (or other Products), including:
◦dMMR Endometrial: $20 million upon 1st US Regulatory Approval;
◦dMMR Endometrial: $10 million upon 1st EU Regulatory Approval;
◦dMMR Pan-Tumor: $10 million upon 2nd FDA BLA Acceptance;
CONFIDENTIAL SETTLEMENT AGREEMENT 13

◦dMMR Pan-Tumor: $5 million upon 2nd MAA acceptance by EMA;
◦dMMR Pan-Tumor: $20 million upon 2nd US Regulatory Approval;
◦dMMR Pan-Tumor: $10 million upon 2nd EU Regulatory Approval;
•Payment of $60 million in cash within 30 days;
•AnaptysBio has granted Tesaro the right to conduct research and development and commercialization activities as to ZejulaTM regarding the categories of antagonists covered by their collaboration.
•The Parties are convening a Joint Review Committee to review the development and commercialization of dostarlimab; and
•AnaptysBio has settled its legal dispute with Tesaro and GSK and released all claims against Tesaro and GSK. Tesaro and GSK have also released all claims against Tesaro in connection with the legal dispute.
NOTE: The bullet points contained in this Exhibit B shall not be used to interpret the meaning of the Collaboration Agreement, its Amendments, or the Settlement Agreement, which shall speak for themselves.
CONFIDENTIAL SETTLEMENT AGREEMENT 14